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August 29, 2003

                                                                  Exhibit (b)(4)

                                  BANC ONE CAPITAL MARKETS   tel 312 732 4000
                                  ASSET-BACKED FINANCE       fax 312 732 3600
                                  Mail Code I11-1729
                                  1 Bank One Plaza
                                  Chicago, IL 60670

BANC ONE
CAPITAL MARKETS, INC.

This letter is confidential and therefore shall not be disclosed by you to any third party or governmental entity without the prior written consent of Bank One, NA, except as otherwise set forth herein.

CONFIDENTIAL

August 29, 2003

The Bon-Ton Stores, Inc.
2801 East Market Street
York, Pennsylvania 17405

Attn: James H. Baireuther

         RE:  COMMITMENT LETTER

Ladies and Gentlemen:

         You have advised Bank One, NA, with its main office in Chicago, Illinois ("BANK ONE") and Banc One Capital Markets, Inc. ("BOCM") that The Bon-Ton Stores, Inc., a Pennsylvania corporation (the "PARENT") intends to acquire all of the outstanding capital stock (the "ACQUISITION") of The Elder-Beerman Stores Corp., an Ohio corporation (the "TARGET") in a transaction that will include (i) a tender offer (the "TENDER OFFER") by the Parent and/or one or more of its subsidiaries to acquire all of the outstanding capital stock of the Target, (ii) the payment of all fees and expenses associated with the Acquisition, (iii) the merger (the "MERGER") of the Target with a subsidiary of the Parent following the Acquisition, and (iv) the refinancing (the "REFINANCING") of certain existing indebtedness of the Parent and certain of its subsidiaries and Target and certain of its subsidiaries, including, without limitation, certain indebtedness that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Tender Offer, the Acquisition or the financing of the Acquisition, or the Merger, and to pay related fees and expenses. The Tender Offer, the Acquisition, the Merger and the Refinancing, and the payment of related fees and expenses are herein referred to collectively as the "TRANSACTIONS."

         1. Commitment. You have advised us that the commitment to provide the financing contemplated hereby is a condition precedent to the signing of a definitive agreement in connection with the Acquisition (the "ACQUISITION AGREEMENT"). You have also advised us that, subject to the other provisions of this letter, a copy of this letter

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August 29, 2003

(together with the exhibits hereto, the "COMMITMENT LETTER") will be provided to the Target but that you understand that our obligation to make any monies available pursuant hereto is subject expressly to the execution and delivery of definitive documentation, including, without limitation, the Fee Letter (defined below), a definitive receivables purchase agreement, reasonably satisfactory to us and covering the matters expressly referred to herein and in the exhibits hereto (collectively, the "DEFINITIVE DOCUMENTS"), and is subject to satisfaction of the other conditions precedent set out in the Indicative Summary of Terms and Conditions attached as Exhibit A hereto (the "TERM SHEET") and in the Definitive Documents. In connection with the foregoing, we are pleased to advise you that Bank One hereby commits (the "COMMITMENT"), subject to the terms and conditions set forth herein and in the Term Sheet and in the Definitive Documents, that it and/or one or more of its affiliates will make up to $250 million in initial aggregate commitments to purchase Receivables INTERESTS, the proceeds of which, together with other financing arranged by the Parent, will be used to effect the Refinancing of the receivables facilities in connection with the effectiveness of the Merger (as defined in the Acquisition Agreement), which Commitment shall automatically be reduced to $125 million on January 15, 2004 and which shall terminate on the date that is 364 days after the date any portion of this Commitment is first made available, subject to earlier termination of such Commitment pursuant to the terms of this Commitment Letter and the Definitive Documents.

         At the option of the Parent, up to $100 million of the Commitment will be available to refinance on the "Share Acceptance Date" (as defined in the Acquisition Agreement draft dated 8/20/03 provided to us) a corresponding portion of the receivables financing facility currently provided by Eagle Funding Corporation, CRC Funding, LLC (formerly Corporate Receivables Corporation) and certain other institutions to The El-Bee Receivables Corporation, such refinancing to be subject to substantially the same terms and conditions as provided in the existing definitive documents for such receivables financing facility that have been provided to us and to the execution of definitive documents with respect to the refinancing of such receivables financing facility. The portion of the Commitment utilized to effect such refinancing shall terminate on the date that is 364 days after the closing date of such refinancing. At the option of the Parent, up to $150 million of the Commitment will be available to refinance on the Share Acceptance Date a corresponding portion of the existing receivables financing facility currently provided by Bank One and certain other persons to The Bon-Ton Receivables Partnership, L.P., such refinancing to be subject to substantially the same terms and conditions as provided in the existing definitive documents for such receivables financing facility provided that (i) such definitive documents are amended to reflect a "AA" level of credit enhancement, as outlined in Exhibit B hereto and the pricing for such receivables financing facility shall be amended as described in the Fee Letter and (ii) the portion of the Commitment utilized to effect such refinancing shall terminate on the date that is 364 days after the closing date of such refinancing. In addition, any portion of the Commitment utilized by the Parent pursuant to this paragraph shall be subject to the automatic reduction of the Commitment to $125 million on January 15, 2004 as described in the preceding paragraph and any such reduction shall be allocated between the refinanced receivables facilities at the option of the Parent.

         Bank One and BOCM have reviewed certain historical and pro forma financial statements of the Parent and Target prepared by or on behalf of the Parent and the Target. Bank One's Commitment is subject to there not having occurred or become known any material adverse change with respect to the financial condition, operations, liabilities, assets or prospects of Target and its subsidiaries, as shown in such materials. If Bank One's or BOCM's continuing review of materials about Target or the Acquisition discloses information, or either otherwise discovers information not previously disclosed to it, which either Bank One or BOCM believes has a materially negative impact on the Parent, Target and their respective

                                        2
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August 29, 2003

subsidiaries' financial condition, operations, liabilities, assets and prospects taken as a whole either may, in its respective sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Financial Institutions or decline to participate in the proposed financing.

         Bank One's Commitment is further subject to (i) Bank One's receipt of the fee payable pursuant to the terms of the Fee Letter on the date the Parent signs this Commitment Letter, (ii) Bank One's review and approval of the terms of the financing arranged by the Parent to effect the Acquisition and (iii) no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of (a) the Parent and its subsidiaries since December 31, 2002, (b) the Target and its subsidiaries since December 31, 2002, or (c) the Parent, the Target and their respective subsidiaries, taken as a whole, since the pro forma financial statements (dated August 18, 2003) received by the Bank One and BOCM. Agents, officers, directors and employees of Bank One, BOCM and their affiliates will have the right to share amongst themselves information received from Parent and its affiliates and their respective agents, officers, directors and employees.

         2. Fees. The Parent agrees to pay or cause to be paid to Bank One and BOCM the fees and expenses provided in that certain Fee Letter Agreement, dated as of the date hereof, among Bank One, BOCM and the Parent (the "FEE LETTER").

         3. Syndication. Bank One and BOCM shall have the right to syndicate, sell, transfer, or assign any portion of Bank One's Commitment hereunder and any portion of the Receivables Interests (as defined in the Term Sheet), and the Parent agrees to use, and cause the Target to use, all commercially reasonable efforts to assist Bank One and BOCM in the syndication process. Any third party to which any portion of the Commitment or the Receivables Interests is so syndicated, sold, transferred or assigned shall become a Financial Institution hereunder (a "FINANCIAL INSTITUTION") and shall have all of the rights of Bank One and the other Financial Institutions set forth herein, unless otherwise expressly agreed, and Bank One shall be released from all liability with respect to any portion of its Commitment that has been so syndicated, sold, transferred or assigned. You agree to actively assist, and to cause the Target to actively assist, Bank One and BOCM in achieving syndication of the Commitment and the Receivables Interests in a manner reasonably satisfactory to Bank One. Bank One and BOCM shall be entitled, after consultation with the Parent, to change any or all of the structure, terms or pricing of the receivables financing facilities (the "FACILITIES") for the Parent and the Target referenced in this Commitment Letter if the syndication has not been completed (ie Bank One's Commitment has not been reduced to $125 million prior to November 15, 2003) and if Bank One and BOCM determine that such changes are advisable in order to ensure a successful syndication of the Facilities. BOCM's undertaking and Bank One's Commitment hereunder are subject to the agreements in this paragraph and this paragraph shall survive the closing of the Facilities.

         You hereby represent and warrant that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to us or the other Financial Institutions by you or any of your representatives in connection with the transactions contemplated hereby ("INFORMATION") has been or will be reviewed and analyzed by you in connection with your own due diligence investigation and is now and as of the Closing Date (as defined below) as supplemented by you prior to the Closing Date, will be complete and correct in all material respects and does not now and as of the Closing Date (as supplemented by you prior to the Closing Date), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained

                                       3

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August 29, 2003

therein not misleading and (ii) all financial projections that have been or are hereafter made available to us or the other Financial Institutions by you or any of your representatives in connection with the Acquisition (the "PROJECTIONS") have been or will be prepared in good faith based upon assumptions believed to be reasonable. You agree to promptly furnish, or cause the Parent and its subsidiaries and, following the execution of the Acquisition Agreement, the Target and its subsidiaries, to promptly furnish, us with such Information and Projections as we may reasonably request and to supplement such Information and such Projections from time to time until the initial funding under the Commitment (the "CLOSING DATE") so that the representation and warranty in the preceding sentence is correct on the Closing Date. You hereby covenant that all Information that is hereafter made available to you by the Parent and its subsidiaries and the Target and its subsidiaries, or any of their respective representatives in connection with the Acquisition and the Receivables Facility will be reviewed and analyzed by you in connection with performing your own due diligence investigation. The representations and warranties contained in this paragraph shall remain effective until the Definitive Documents are executed, and, thereafter, the disclosure representations contained herein shall be superseded by those contained in such Definitive Documents; provided that in the event such Definitive Documents are not executed, such representations and warranties will remain effective after the termination of the Commitment.

         4. Confidentiality. By accepting delivery of this Commitment Letter, the Parent hereby agrees that it will not disclose, either expressly or impliedly, without Bank One's and BOCM's consent, to any person any of the terms of the Commitment, or the fact that the Commitment or the financing proposal represented thereby exists except that the Parent may disclose any of the foregoing to any employee, director, officer, financial advisor (BUT NOT TO ANY FINANCIAL ADVISOR WHICH MAY BE A PROVIDER OF FINANCING IN THIS TRANSACTION) or attorney of the Parent to whom, in each case, it is necessary to disclose such information so long as any such employees, directors, officers, advisors or attorneys are directed to observe this confidentiality obligation; provided, however, that (i) the Parent may disclose the Commitment Letter and the Term Sheet (but not the Fee Letter) in connection with its bid for the Target in order to demonstrate its ability to obtain financing and (ii) upon the Parent's execution of this Commitment Letter, the Parent may make public disclosure of the existence and the amount of the Commitment and the Parent may publicly file a copy of the Commitment Letter and the Term Sheet (but not the Fee Letter), or make such other disclosures if such disclosure is, in the opinion of the Parent's counsel, required by law. Without limiting the generality of the foregoing, the Parent will not make a public disclosure of the Fee Letter without a written opinion of its counsel indicating such disclosure is required by law or regulation. Notwithstanding the foregoing, however, the Parent (and each employee, representative or other agent of the Parent) may disclose to any and all persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Parent relating to such tax treatment or tax structure, except that, with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this proviso shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure of the transactions contemplated hereby. In the event that you disclose the contents of this Commitment Letter in contravention of the preceding paragraph, you shall be deemed to have accepted the terms and conditions of this Commitment Letter and the Fee Letter. Additionally, you agree to allow Bank One, BOCM or any of their affiliates to reference this Commitment for the benefit of promoting Bank One, BOCM or any of their affiliates.

                                       4

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August 29, 2003

         6. Expenses; Indemnification. The Parent agrees (i) to reimburse Bank One and BOCM for all out-of-pocket expenses (including the fees and expenses of outside counsel and time charges for inside counsel) incurred in connection with this Commitment Letter, Fee Letter, and the Term Sheet (the Commitment Letter, Fee Letter and Term Sheet collectively the "RECEIVABLES LETTERS"), the transactions contemplated by the Receivables Letters, and Bank One's and BOCM's on-going due diligence, including without limitation travel expenses and costs incurred in connection with the preparation, negotiation, execution, administration, syndication, distribution (including, without limitation, via the internet), and enforcement of any document relating to this transaction and Bank One's and BOCM's roles hereunder; (ii) to indemnify and hold harmless Bank One, BOCM, the Financial Institutions and their respective officers, employees, agents, attorneys, directors, and affiliates (collectively, the "Indemnified Persons") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with the transaction which is the subject of the Receivables Letters, including without limitation expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto, except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen primarily from such Indemnified Person's gross negligence or willful misconduct; and (iii) that no Indemnified Person shall have any liability to the Parent for consequential damages on any theory of liability in connection in any way with the transaction which is the subject of the Receivables Letters (including without limitation any liability resulting from Bank One's multiple capacities in the transaction). The obligations described in this paragraph are independent of all other obligations of the Parent hereunder and under the Definitive Documents, shall survive the expiration, revocation or termination of the Receivables Letters, and shall be payable whether or not the financing transactions contemplated by the Receivables Letters shall close. Bank One's and BOCM's respective obligations under the Receivables Letters are enforceable solely by the party signing the Receivables Letters and may not be relied upon by any other person. For purposes of this paragraph, the terms "Bank One" and "BOCM" shall include any affiliate of either.

         7. Miscellaneous. This Commitment Letter (including the exhibits hereto) and the Fee Letter set forth the entire understanding of the parties thereto as to the subject matter thereof. The Commitment will expire at 11:00 a.m. Chicago, Illinois time on September 2, 2003 unless accepted prior to such time; provided that, after acceptance, the Commitment hereunder will terminate upon the earliest of (i) the termination of the Acquisition Agreement, (ii) the acceptance by the Target or any of its affiliates of an offer for all or any substantial portion of the capital stock or assets of the Target other than the Tender Offer, or (iii) 5:00 p.m. Chicago, Illinois time on November 26, 2003 (unless the Commitment has been utilized on or prior to such time).

         The Commitment is not assignable by you, and nothing in this Commitment Letter, express or implied, shall give any person, other than the parties hereto and the Indemnified Parties referred to herein, any benefit or any legal or equitable right, remedy or claim under this Commitment Letter.

         In connection with the services and transactions contemplated hereby, the Parent agrees that Bank One is permitted to access, use and share with any of its bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Parent, the Target or any of their respective affiliates that is or may come into the possession of Bank One or any of such affiliates. Bank One and its affiliates will treat confidential information relating to the Parent, the Target and their respective affiliates with the same degree of care as they treat their own confidential information.

                                       5

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August 29, 2003

         As you know, other business units and/or affiliates of BANK ONE CORPORATION ("BOC") are, or may be, providing other financial services and products to you in connection with the transaction which is the subject of this letter. You acknowledge and consent to these multiple roles, and further acknowledge that the fact that another unit of BOC is providing another service or product or proposal therefor to you does not mean that such service, product or proposal (i) is acceptable to Bank One and BOCM (both of which are affiliates of BOC) in their capacities hereunder; (ii) is consistent with the terms or this commitment; or (iii) is or will be acceptable to any other Financial Institutions.

         You understand that Bank One and BOCM may each have other customers with interests conflicting with your interests and that each may from time to time provide financing or other services to these customers. Consistent with its policy to hold in confidence the affairs of its customers, each of Bank One and BOCM will not furnish confidential information obtained from you to any other customer. By the same token, neither Bank One nor BOCM will make available to you confidential information that it has obtained from any other customer.

         This Commitment Letter and the Term Sheet supersede any and all prior versions hereof or thereof. This Commitment Letter may only be amended by a writing signed by all parties hereto. This Commitment Letter shall be governed by, and construed in accordance with, the internal laws of the State of Illinois as applied to agreements made and performed within such state without giving effect to the principles and conflicts of law thereof. To the fullest extent permitted by applicable law, each of Bank One, BOCM and the Parent hereby irrevocably submits to the jurisdiction of any Illinois State court or Federal court sitting in Chicago, Illinois in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including the exhibits hereto and the Fee Letter) and irrevocably agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in any such court. EACH OF BANK ONE, BOCM AND THE PARENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDINGS BROUGHT IN ANY SUCH COURT, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                                       6

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August 29, 2003

         Please indicate your acceptance of our Commitment and your agreement to the matters contained in this Commitment Letter (including the exhibits hereto and the Fee Letter) by executing this document and returning it to us prior to the time of expiration set forth above. This commitment letter may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together shall constitute but one and the same agreement.

                                  Sincerely,

                                  BANK ONE, NA

                                  By: /s/ Elizabeth Chung
                                      ------------------------------------------
                                      Name: Elizabeth Chung
                                      Title: Managing Director

                                  BANC ONE CAPITAL MARKETS, INC.

                                  By: /s/ Elizabeth Chung
                                      ------------------------------------------
                                      Name: Elizabeth Chung
                                      Title: Managing Director

Accepted and agreed to as of
August 29, 2003:

THE BON-TON STORES, INC.

By: /s/ James H. Baireuther
    -------------------------------
    Name: James H. Baireuther
    Title: Vice Chairman

                                       7

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                             EXHIBIT A - TERM SHEET

                     THE BON-TON RECEIVABLES PARTNERSHIP, LP

                   INDICATIVE SUMMARY OF TERMS AND CONDITIONS
             $250,000,000 REVOLVING CREDIT CARD RECEIVABLES FACILITY

                         [ ] indicates to be determined

The following term sheet is meant to provide indicative terms and conditions for a credit card receivables securitization facility. It does not purport to contain all, or the expected phrasing of, such terms and conditions that would ultimately be contained in the final legal documentation for such facility. Any transaction is subject to satisfactory documentation. Bracketed items or "TBD" are those items to be determined or finalized pending further discussion, receipt of additional information or due-diligence.

I. FACILITY AND PARTICIPANTS

ORIGINATOR(S):                      The Bon-Ton Department Stores, Inc. and [The
                                    El-Bee Chargit Corp./The Elder-Beerman
                                    Stores Corp.] (the "Originators"). Pursuant to a Transfer Agreement ("TA"), the Originators will from time to time transfer
                                    (and/or contribute) to the Seller (as
                                    defined below) all their respective right, title and interest in and to Receivables (as defined below) via a series of true sales
                                    (and/or other outright assignments), as
                                    opined by outside legal counsel for the
                                    Originator.

SELLER: The Bon-Ton Receivables Partnership, LP ("SPE" or "Seller"), a bankruptcy-remote entity, which is wholly owned by subsidiaries of The Bon-Ton Department Stores, Inc. SPE's sole purpose is to acquire credit card Receivables from each Originator pursuant to the TA. SPE, in turn, will sell undivided interests in the Receivables and certain related rights to the Purchasers pursuant to an Amended and Restated Receivables Purchase Agreement ("RPA").

PURCHASERS:                         Multi-seller asset-backed commercial paper
                                    conduits (the "Conduits"), including a
                                    conduit administered by Bank One, NA ("Bank
                                    One"), and such other financial institutions that may be party to the Facility (the
                                    "Financial Institutions")(the Financial
                                    Institutions, together with the Conduits, are collectively, the "Purchasers").

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August 29, 2003

AGENT:                              Bank One, NA

ARRANGER:                           Banc One Capital Markets, Inc. ("BOCM").

PERFORMANCE GUARANTOR:              The Bon-Ton Stores, Inc. or The Bon-Ton
                                    Department Stores, Inc. ("Performance
                                    Guarantor"). The Performance Guarantor will guarantee the performance by each Originator of their servicing, payment, and other obligations under the transaction documents.

COLLECTION AGENT:                   The Seller. The Seller has designated
                                    The Bon-Ton Department Stores, Inc. ("The
                                    Bon-Ton") and El-Bee Chargit Corp. as
                                    sub-servicers. The Agent shall have the
                                    right at any time to designate an
                                    alternative Collection Agent if deemed
                                    necessary to protect their interests in the Receivables.

SUB-SERVICER FEE:                   The Seller shall pay the sub-servicer a
                                    monthly fee, payable in arrears, equal to 2% per annum multiplied by the average outstanding principal balance of all
                                    Receivables sold during the preceding
                                    calendar month.

FACILITY:                           Facility for the purchase of undivided
                                    interests ("Receivable Interests") in all
                                    Receivables (as defined below), the
                                    associated Collections and related security
                                    (including, without limitation, all of SPE's rights under the Transfer Agreement and all contracts and records related to the Receivables). During the term of the Facility, each Conduit will make purchases of Receivable Interests on an offering basis, and if a Conduit shall decline to make its pro-rata share of such purchase, the Financial Institution providing liquidity to such Conduit will commit to make such purchase.

                                    Each Conduit will fund its on-going
                                    purchases of Receivable Interests with
                                    commercial paper issued by such Conduit
                                    which is rated at least A-1 and P-1 by,
                                    respectively, Standard and Poor's and
                                    Moody's (the "Rating Agencies"). In
                                    addition, the Financial Institution which administers such Conduit will provide a liquidity back-up facility for the commercial paper issued by the Conduit.

                                      A-2

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August 29, 2003

FACILITY LIMIT:                     The maximum investment in Receivables
                                    by all Purchasers at any one time will be $250 million, as such amount may be increased from time to time with consent of each of the Purchasers. The maximum investment in Receivables by a Bank One administered conduit or Bank One, NA shall not exceed $250 million (prior to January
                                    15, 2004) or $125 million (on and after
                                    January 15, 2004). The liquidity commitment provided by each Financial Institution to its respective Conduit shall be sized to at least 100% of the Facility Limit for such Conduit. Bank One's liquidity commitment to Falcon shall be sized to 102% of the Facility Limit.

REVOLVING PERIOD:                   The Purchasers will make purchases of
                                    Receivable Interests on and from the
                                    Closing Date until the occurrence of the Facility Termination Date.

CLOSING DATE:                       [  ]

FACILITY TERMINATION DATE:          The earliest to occur of (i) the Liquidity
                                    Termination Date, (ii) the date the Seller shall exercise its right to repurchase outstanding Receivable Interests, and (iii) any date following the occurrence and during the continuance of any Termination Event which the Agent or the Required Investors
                                    (Purchasers with commitments exceeding 66
                                    2/3% of the Facility Limit) declare to be the Facility Termination Date.

LIQUIDITY TERMINATION DATE:         364 days from the Closing Date. On an annual
                                    basis thereafter, upon receiving 30 days notice from the Seller, the Liquidity
                                    Termination Date shall be extended for
                                    another 364 day period at the sole
                                    discretion of the Purchasers.

TERMINATION DATE:                   For any Receivable Interest, the
                                    Facility Termination Date, and solely with respect to a Receivable Interest of a Conduit Purchaser or the Seller, that business day so designated by the Seller or a Conduit Purchaser by notice to each of the other Conduit Purchasers and the Seller.

LIQUIDATION DAY:                    For any Receivable Interest, the
                                    earliest to occur of (i) any business day so designated by the Agent on or at any time following any day on which the conditions precedent are not satisfied, (ii) any business day so designated by the Seller or the Agent after the occurrence of a Termination Event and (iii) the

                                      A-3

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August 29, 2003

                                    business day immediately prior to the
                                    occurrence of a Termination Event caused by the bankruptcy of an Originator or Seller.

INTEREST RATE SWAPS:                Subject to terms and conditions
                                    which will be outlined in the program
                                    documents, Seller will be required, on or prior to the 30th day following the Closing
                                    Date, to enter into interest rate swap
                                    agreements or caps with approved
                                    counterparties rated at least A-1/P-1 to hedge 100% of the notional amount of the aggregate amounts borrowed under the facility. All fees and hedge payments will be included in the finance charge waterfall and excess spread computations.

INTERCREDITOR AGREEMENT:            Seller and The Bon-Ton Department
                                    Stores, Inc. are both parties to an
                                    Intercreditor Agreement with General
                                    Electric Capital Corporation (GECC) and Bank
                                    One, NA (f/k/a as The First National Bank of
                                    Chicago), dated as of April 15, 1997, which provides GECC, as administrative agent for itself and the lenders under The Bon-Ton
                                    Department Stores, Inc.'s asset-based Credit
                                    Agreement as amended, dated April 15, 1997, a subordinated interest in the Receivables.
                                    This Agreement will be amended in
                                    conjunction with the closing of The
                                    Bon-Ton's new asset-based facility.

CHARITABLE CONTRIBUTIONS:           BTRGP, Inc. the general partner of the
                                    Seller reserves the right to make a
                                    charitable contribution of $60,000 to a
                                    non-profit institution unaffiliated with
                                    BTRGP, Inc, the Seller, each Originator, or any affiliate thereof, and receive a credit on account of such contribution against the amount of Pennsylvania taxes payable by BTRGP, Inc. Such contributions will only be made from the proceeds of distributions received by BTRGP, Inc. from the Seller.

II. RECEIVABLES PURCHASES

RECEIVABLES:                        The indebtedness and other obligations owed
                                    to the Seller whether constituting an
                                    account, chattel paper, instrument or
                                    general intangible, arising in connection with the sale or lease of goods or the rendering of services under, with the use of or otherwise in connection with an Account including, without limitation, the obligation to pay any Finance Charges with respect thereto.

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ACCOUNT:                            With respect to any obligor, any type of
                                    charge account under or pursuant to which such obligor is permitted to make purchases of inventory, goods, insurance and/or services or leased goods or inventory, in any such case on credit. Such term shall include without limitation, a revolving credit account.

FINANCE CHARGES:                    Any finance, interest, late payment charges
                                    or similar charges owing by an obligor
                                    pursuant to a contract.

ELIGIBLE RECEIVABLES:               All Receivables which meet the criteria in
                                    Exhibit I.

NET RECEIVABLE BALANCE:             The principal amount of all Eligible
                                    Receivables at such time, reduced by the aggregate amount by which the principal balance of all Eligible Receivables of all obligors that are natural persons not resident in the United States exceeds an amount equal to the product of (a) [1]% and
                                    (b) an amount equal to the average of the outstanding principal balance of Eligible
                                    Receivables at the end of the most recently ended fiscal month.

DEEMED COLLECTIONS:                 If on any day the principal  receivable
                                    balance of, or finance charges in respect of, a Receivable is (a) reduced as a result of any defective or rejected goods and services, any cash discount or any adjustment by the Seller, the Collection
                                    Agent, or each Originator, (b) reduced or cancelled as a result of a setoff in respect of any claim by any person, or (c) reduced as a result of a representation or warranty no longer being true with respect to a Receivable, the Seller shall be deemed to have received a Collection of such Receivable in full.

RECEIVABLE INTERESTS:               At any time, an undivided percentage
                                    ownership interest associated with a
                                    designated amount of Capital, Discount Rate and Tranche Period(s) selected by the Seller in (i) all Receivables arising prior to the time existing and hereafter arising
                                    Receivables, (ii) all related security and
                                    (iii) all Collections with respect to, and other proceeds of, such Receivables. THE
                                    UNDIVIDED PERCENTAGE EVIDENCED BY EACH
                                    RECEIVABLE INTEREST SHALL EQUAL:

                                        C

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August 29, 2003

                                                NRB - R

                                    C        =  THE CAPITAL OF SUCH RECEIVABLE
                                                INTEREST.

                                    NRB      =  THE NET RECEIVABLES BALANCE

                                    R        =  RESERVES EQUALS THE SUM OF THE
                                                LOSS RESERVE AND DILUTION
                                                RESERVE

RESERVES:                           The Reserves will be the sum of the Loss
                                    Reserve and the Dilution Reserve.

LOSS RESERVE:                       The Loss  Percentage MULTIPLIED BY THE NET
                                    RECEIVABLES BALANCE.

LOSS PERCENTAGE:                    The greater of (i) the LP Multiplier times
                                    the highest Loss-to-Liquidation Ratio
                                    calculated as of the last day of each of the three complete fiscal month period then most recently ended or (ii) 15%

LP MULTIPLIER:                      [The LP Multiplier shall be 4; provided,
                                    that if, as of the last day of any fiscal month, the average Loss-to-Liquidation Ratio in respect of the three fiscal months then most recently ended shall exceed 3%, the LP
                                    Multiplier shall at all times thereafter be 5 until the average Loss-to-Liquidation
                                    Ratio in respect of the three fiscal months then ended shall, for a period of six consecutive months, have been less than 3%.]
                                    The Agent intends to simplify this
                                    calculation.

DILUTION RESERVE:                   The greater of (a) 8% and (b) the average
                                    Dilution Ratio in respect of the three
                                    fiscal months then most recently ended,
                                    MULTIPLIED BY THE NET RECEIVABLE BALANCE.

DILUTION RATIO:                     In respect of any fiscal month a percentage
                                    equal to (i) the DR Multiplier times the aggregate amount of Dilutions which occurred during such fiscal month, divided by (ii) the Net Receivable Balance on the last day of such fiscal month.

DR MULTIPLIER:                      [The DR Multiplier shall be 2.75; provided,
                                    that if, as of the last day of any fiscal month, the average Loss-to-Liquidation Ratio in

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                                    respect of the three fiscal months then most
                                    recently ended shall exceed 3%, the LP
                                    Multiplier shall at all times thereafter be
                                    3.50 until the average Loss-to-Liquidation
                                    Ratio in respect of the three fiscal months then ended shall, for a period of six consecutive months, have been less than 3%.] The Agent intends to simplify this calculation.

DILUTIONS:                          The aggregate amount of reductions in the
                                    principal balance of Receivables as a result of set-off, discount, adjustment, or otherwise, other than cash Collections on account of the Receivables.

CHARGED-OFF RECEIVABLE:             A Receivable (i) as to which the obligor has
                                    become bankrupt, (ii) as to which the
                                    obligor is deceased, (iii) which consistent with the credit and collection policy is written-off as uncollectible, or (iv) which has been identified by the Seller has uncollectible.

DEFAULTED RECEIVABLE:               A receivable which remains unpaid for more
                                    than 150 days from the original due date.

DELINQUENT RECEIVABLE:              A receivable which remains unpaid for more
                                    than 90 days from the original due date.

DELINQUENCY RATIO:                  As of any date, a percentage equal to
                                    (i) the aggregate outstanding PRINCIPAL
                                    BALANCE of all Receivables that were more than 90 days past due as of the last day of the most recently ended calendar month divided by (ii) the aggregate outstanding
                                    PRINCIPAL BALANCE of all Receivables as of the last day of the most recently ended calendar month.

LOSS-TO-LIQUIDATION RATIO:          The ratio computed as of the last day of the
                                    most recently ended calendar month by
                                    dividing (i) the outstanding GROSS PRINCIPAL
                                    BALANCE of all Receivables that became
                                    Charged-Off Receivables during such month, by (ii) the aggregate amount of all principal Collections (including principal recoveries) received during such month.

EXCESS SPREAD:                      As of any date, the per annum rate equal to
                                    (I) the Portfolio Yield, minus (ii) the
                                    weighted average Discount Rate applicable to the Receivable Interests of the Purchasers and hedge

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                                    payments and applicable fees, minus (iii)
                                    2%, minus (iv) all fees and expenses
                                    (expressed as a percentage of the Facility
                                    Limit) then due and payable by the Seller to the Agent for its own account for the account of any Purchaser.

PORTFOLIO YIELD:                    For any period, a fraction expressed as a
                                    percentage, the numerator which is Finance
                                    Charge Collections (including finance charge recoveries) less gross principal charged-off
                                    Receivables, and the denominator of which is the average aggregate outstanding principal balance of all Receivables for such month.

PERFECTION:                         In  connection  with the TA, each Originator
                                    will be required to grant a security
                                    interest and perfect the SPE's ownership interest in the Receivables, associated collections and related security. Such security interest will be assigned to the Agent for the benefit of the Purchasers under the RPA. In connection with the RPA, the Seller will be required to grant a security interest and perfect the Agent's interest, for the benefit of the Purchasers, in the Receivables, associated collections and related security. UCC filings will be required in connection with both the TA and RPA.

SELLER INTEREST:                    The Seller shall ensure that the aggregate
                                    Receivable Interests shall at no time exceed
                                    100% of the Facility Limit. If the aggregate
                                    Receivable Interests of the Purchasers
                                    exceeds 100%, the Seller shall make the
                                    required repayment within one business day after the delivery of a daily or monthly report as applicable (the "Required Cure
                                    Period").

III. COLLECTION AND SETTLEMENT

COLLECTION AGENT DUTIES :           The Collection Agent shall be responsible
                                    for the servicing and collection of the
                                    Receivables. Servicing shall be conducted in accordance with the Collection Agent's existing credit and collection policies. The
                                    Collection Agent will hold all documents, instruments, and records relating to the Receivables for the benefit of the Purchasers and the Seller.

REPORTING:                          The Collection Agent will furnish to the
                                    Agent for the Purchasers a monthly report, which shall be due on the 15th day (or the next business day) of the following month and a daily report which

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                                    shall be due on the following business day.
                                    Borrowing base shortfalls will be deposited into a new cash collateral account established for the benefit of the Agent and the Purchasers.

                                    Reporting of aged accounts shall be in
                                    accordance with the Missing Payment
                                    Indicator (MPI) aging methodology.

                                    El-Bee Chargit Corp will be permitted to estimate principal receivables, collections, dilution, and charge-offs until December 31, 2003 or such later date as agreed to by the Agent

COLLECTIONS
AND ACCOUNTS:                       The Collection Agent shall instruct obligors
                                    to make payments in respect of the
                                    Receivables (the "Collections") either to a lockbox in the name of the Seller (which is currently administered by Regulus West LLC)
                                    (the "lockbox"), other lockboxes as approved by the Agent, or at a store location of each Originator.

                                    All Collections in the approved lockboxes shall be remitted on the same business day to a concentration account with a permitted concentration account bank (which is currently Wachovia Bank, National Association).

                                    The Agent shall have a perfected security interest in all lockboxes, concentration and collection accounts. Furthermore, the Agent shall have the ability at any time to take control of any lockbox, concentration, or collection account pursuant to control agreements executed by each Originator, Seller, Agent, and the depository institutions holding such accounts.

                                    Each Originator has agreed to cause each of its stores (a) to deposit all in-store collections with a local bank within one business day of its receipt thereof, and (b) on the same day as such deposit, to initiate a remittance to a concentration account with a permitted concentration account bank (Wachovia); provided that neither the Seller nor any Originator shall be in breach of its obligations under clause (a) above if an amount not to exceed [5]% of the aggregate in-store collections during any month shall fail to be deposited within one business day of the receipt thereof so long as all such in-store collections are deposited within two business days of receipt.

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                                    The Agent may at any time, on written notice
                                    to the Seller, direct that the Seller, and the Seller thereupon shall, direct each Originator to (i) cease accepting in-store collections at individual cash registers within a store, (ii) accept all in-store collections at a single collection point within each store, and otherwise segregate, record, and maintain the separateness of all in-store collections from all other cash and payment items handled or located at such store, and (iii) remit on a daily basis from each store location all in-store collections to an account specified by the Agent.

                                    The Servicer shall distribute Collections from these accounts to either the Agent (for the benefit of the Purchasers) or the Seller, pursuant to the terms of the RPA. Such payments will be subject to daily settlement in conjunction with the delivery of the daily Report.

SELECTION OF TRANCHE
PERIODS: Each Receivable Interest purchased by the Purchasers shall at all times have an associated amount of Capital, a Discount Rate and Tranche Period applicable to it.

TRANCHE PERIOD:                     (a) if Discount for such Receivable Interest
                                    is calculated with respect to the Conduit CP
                                    Rate, a period of days not to exceed 270 days commencing on a business day requested by the Seller and agreed to by each Conduit
                                    Purchaser.

                                    (b) if Discount for such Receivable Interest is calculated on the basis of the LIBO Rate, a period of one, two, or three months, or such other period as may be mutually agreeable to the Agent and the Seller, commencing on a business day selected by the Seller or Agent.

                                    (c) if Discount for such Receivable Interest is calculated on the basis of Bank One's Prime Rate, a period of days not to exceed 30 days commencing on a business day selected by the Seller.

                                    If any Tranche Period would end on a day which is not a business day, such Tranche Period shall end on the next succeeding business day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding business day falls in a new month, such Tranche Period shall end on the immediately preceding business day.

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                                    In case of any Tranche Period for any
                                    Receivable Interest of which commences
                                    before the Termination Date and would
                                    otherwise end on a day occurring after the Termination Date, such Tranche Period shall end on the Termination Date.

                                    The duration of each Tranche Period in
                                    respect of any Receivable Interest which commences after the Liquidation Day for such Receivable Interest shall be of such duration as selected by the Agent.

TRANSFER TO FINANCIAL
INSTITUTIONS:                       The initial Discount Rate for any Receivable
                                    Interest transferred to a Financial
                                    Institution shall be Bank One's Prime Rate, until the Seller gives notice to the Financial Institution of another Discount
                                    Rate, and the Tranche Period for such
                                    Receivable Interest shall be a period of five days commencing on the day that such Receivable is transferred to such Financial
                                    Institution.

DISCOUNT:                           For each Receivable Interest for any Tranche
                                    Period:

                                           DR x C x AD/360

                                    DR=    The Discount Rate for such Receivable
                                           Interest for such Tranche Period

                                    C=     The Capital for such Receivable
                                           Interest during such Tranche Period

                                    AD=    The actual number of days elapsed
                                           during such Tranche Period

DISCOUNT RATE:                      Either the LIBO rate, the Conduit CP Rate,
                                    or Bank One's Prime Rate, as applicable.

CONDUIT CP RATE:                    Either the Falcon CP Rate and/or the CP Rate
                                    of each other Conduit Purchaser as
                                    applicable      .

FINANCIAL INSTITUTIONS
FUNDING: Capital funded by the Financial Institutions shall accrue discount at either (i) the greater of (a) LIBO rate plus [2.25%] or (b) the interest rate paid pursuant to the Bon-Ton's new asset-based credit facility, or (ii) Bank One's Prime Rate, as selected by the Seller.

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DEFAULT PRICING EVENT:              During the continuance of a Default Pricing
                                    Event, the Capital of all of the Purchasers will accrue discount at Bank One's Prime Rate plus 2%. A Default Pricing Event shall occur upon the occurrence of a Termination Event.

LIQUIDATION SETTLEMENT
PROCEDURES:                         On the Liquidation Day of a Receivable
                                    Interest and on each day thereafter, the Collection Agent shall set aside and hold in trust for the holder of such Receivable
                                    Interest, the percentage evidenced by such Receivable Interest of Collections received on such day. On the last day of each Tranche
                                    Period of a Receivable Interest after the occurrence of its Liquidation Day, the Collection Agent shall remit to the each Purchaser's account the amounts set aside pursuant to the preceding sentence, together with any remaining amounts due, but not to exceed the sum of (i) the accrued Discount for such Receivable Interest, (ii) the Capital of such Receivable Interest, and
                                    (iii) the aggregate of all other amounts then owed by the Seller to the Purchasers.

                                    If there shall be insufficient funds on
                                    deposit for the Collection Agent to
                                    distribute funds in payment in full of the aforementioned amounts, the Collection Agent shall distribute funds in the following order:

                                    1.       Payment of sub-servicer fee if
                                             sub-servicer is not The Bon-Ton;

                                    2.       Reimbursement of the Agent's costs
                                             of collection and enforcement of
                                             the program documents;

                                    3.       Payment of all accrued Discount for
                                             the Receivable Interests and/or
                                             applicable hedge payments and
                                             applicable fees;

                                    4.       Reduction of Capital of the
                                             Receivable Interests; and

                                    5.       Payment of all other amounts due to
                                             the Purchasers

                                    Following the date on which all accrued and unpaid Discount, Capital, and all other amounts owed hereunder or under the fee letter (collectively, the "Aggregate Unpaids") are reduced to zero, the Collection Agent shall pay to Seller any remaining Collections.

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PAYMENTS:                           On the last day of each Tranche  Period the
                                    Seller shall pay to each Purchaser an amount equal to the accrued and unpaid Discount for such Tranche Period due to such Purchaser.

                                    The Seller shall pay to each Purchaser all fees and expenses due as set forth in the fee letter with such Purchaser, and any and all issuing and paying agent fees and commissions of placement agents and commercial paper dealers in respect of commercial paper issued to fund any Receivable Interest. All per annum fees shall be payable monthly in arrears and due on the first business day of each month.

                           IV.      OTHER PROVISIONS

REPRESENTATIONS AND WARRANTIES:     Including the following:

                                    1.   Corporate Existence and Power;

                                    2.   No Conflict - transaction documents do
                                         not contravene or violate any existing
                                         corporate agreements of Seller or any
                                         Originator;

                                    3.   Governmental Authorization - no
                                         authorization from any governmental
                                         authority is required;

                                    4.   Binding Effect - transaction documents
                                         are enforceable against the Seller and
                                         each Originator;

                                    5.   Accuracy of Information;

                                    6.   Use of Proceeds - No proceeds from any
                                         purchase of Receivables will be used by
                                         Seller or any Originator in a manner
                                         inconsistent with any regulations of
                                         the Federal Reserve System;

                                    7.   Title to Receivables Purchased from the
                                         Originators - Each Receivable
                                         transferred by the Originators has been
                                         purchased by the Seller from each
                                         Originator in accordance with the terms
                                         of the Transfer Agreement and the
                                         Seller has obtained legal and equitable
                                         title to such Receivable;

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                                    8.   Good Title and Perfection - Immediately
                                         prior to each purchase by the
                                         Purchasers, the Seller shall be the
                                         legal and beneficial owner of the
                                         Receivables, free and clear of any
                                         adverse claim, except as created by the
                                         program documents;

                                    9.   Places of Business - The principal
                                         places of business and chief executive
                                         offices of the Seller and each
                                         Originator are those which have been
                                         represented to the Agent;

                                    10.  Collection Accounts - The Seller has
                                         complied with all requirements of the
                                         program documents with respect to the
                                         collection accounts;

                                    11.  Material Adverse Effect - Since
                                         [[January 31, 2003]] no event has
                                         occurred which would constitute a
                                         Material Adverse Effect;

                                    12.  Names;

                                    13.  Actions, Suits - there are no existing
                                         actions or suits which would materially
                                         affect the collectibility of the
                                         Receivables;

                                    14.  Credit and Collection Policies - Each
                                         Originator has complied in all material
                                         respects with the credit and collection
                                         policy;

                                    15.  Payments to Originators;

                                    16.  Ownership of the Seller - The Bon-Ton
                                         and its affiliates own 100% of the
                                         capital stock of the Seller; and

                                    17.  The Seller is not an Investment Company
                                         within the meaning of the Investment
                                         Company Act of 1940.

                                    18.  Each Originator must be a direct or
                                         indirect wholly-owned subsidiary of The
                                         Bon-Ton Stores, Inc.

CONDITIONS PRECEDENT
TO INITIAL PURCHASE:                Customary for financing arrangements,
                                    including but not limited to the following:

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                                    1.   (i) A field-audit on the Receivables
                                         conducted by outside third-party
                                         auditors and pursuant to agreed upon
                                         procedures developed by the Agent and
                                         agreed to by the Collection Agent, and
                                         (ii) an on-site due-diligence by the
                                         Agent and the Purchasers at the
                                         Collection Agent's and/or each
                                         Originator's respective principal place
                                         of business and/or chief executive
                                         office, with each (i) and (ii)
                                         producing satisfactory results to allow
                                         for the internal credit approval by
                                         each of the Financial Institutions;

                                    2.   Executed documentation with respect to
                                         the Agent's control of lockboxes,
                                         concentration, and collection accounts;

                                    3.   Any required opinions (including,
                                         without limitation, opinions with
                                         respect to governmental approvals,
                                         consents, filings or actions in each
                                         jurisdiction in which Receivables are
                                         originated or billed) of (Originator's
                                         and/or in-house) Counsel which are
                                         satisfactory to Purchasers' counsel and
                                         allows for the internal credit approval
                                         by each of the Financial Institutions;

                                    4.   A pro forma Monthly Report representing
                                         the performance of the Receivables to
                                         be funded by the Facility for the
                                         calendar month immediately prior to the
                                         Closing Date;

                                    5.   Pro-forma Daily Report;

                                    6.   Marking by each Originator and Seller
                                         of their respective records evidencing
                                         the sale of the Receivables
                                         contemplated thereof by the TA and RPA;

                                    7.   Executed copies of UCCs to be filed in
                                         connection with the TA and RPA;

                                    8.   Payment of any up-front fees due to the
                                         Purchasers pursuant to their respective
                                         Fee Letters and due at the Closing
                                         Date;

                                    9.   Others as are customary or may be
                                         required after due-diligence; and

                                    10.  ALL OTHER APPLICABLE CONDITIONS RELATED
                                         TO THE CLOSING OF THE ACQUISITION.

CONDITIONS PRECEDENT

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TO ALL PURCHASES:                   Customary for financing arrangements, plus
                                    the following:

                                    1.   No breach of any representation or
                                         warranty;

                                    2.   No Termination Event or potential
                                         Termination Event has occurred;

                                    3.   The Liquidity Termination Date shall
                                         not have occurred;

                                    4.   The aggregate Capital of all Receivable
                                         Interests does not exceed the Facility
                                         Limit and the aggregate Receivable
                                         Interests does not exceed 100%.

POSITIVE COVENANTS:                 Including the following:

                                    1.   Periodic financial reporting of
                                         Originators and Seller;

                                    2.   Notice of: Termination Events,
                                         potential Termination Events, the entry
                                         of any judgment or decree against the
                                         Seller or any Originator or any of
                                         their respective subsidiaries if the
                                         aggregate amount of all judgements
                                         exceeds $[5,000,000], or any litigation
                                         which is likely to have a material
                                         adverse effect on the collectibility of
                                         the Receivables.

                                    3.   100% ownership of Seller by The Bon-Ton
                                         and its affiliates;

                                    4.   Compliance with laws;

                                    5.   Proper maintenance of records and books
                                         of account;

                                    6.   Allowing on-going field audits of the
                                         Receivables and Purchasers' due
                                         diligence similar to those required
                                         under "Conditions Precedent to Initial
                                         Purchase" above;

                                    7.   Compliance with respect to contracts
                                         related to the Receivables and
                                         compliance in all material respect with
                                         the credit and collection policies;

                                    8.   Perfected ownership interest in the
                                         Receivables by Seller and perfected
                                         first priority undivided percentage
                                         ownership interest in the Receivables,
                                         related security, and Collections with
                                         respect thereto in favor of the Agent
                                         and the Purchasers;

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                                    9.  Each Originator and Seller shall take
                                        all reasonable steps to maintain the
                                        Seller's identity as a separate legal
                                        entity;

                                    10. The Seller and each Originator shall
                                        perform all required obligations and
                                        duties under the Transfer Agreement;

                                    11. The Seller shall cause each Originator
                                        to remit all Collections received by the Originator to the concentration account not later than the business day immediately after receipt of such Collections;

                                    12. OTHERS AS ARE CUSTOMARY OR MAY BE
                                        REASONABLY REQUIRED

NEGATIVE COVENANTS:                 Including the following:

                                    1.  The Seller will not change its name,
                                        identity, or corporate structure without
                                        (i) providing 45 days prior notice and
                                        (ii) delivering to the Agent all
                                        required financing statements;

                                    2. The Seller will not add or terminate any collection account or concentration account bank or lockbox provider without, at least 10 days before the proposed effective day, providing prior notice and delivering collection account agreements pertaining to the new accounts.

                                    3.  No adverse claim shall be created on or
                                        with respect to any Receivable or
                                        related security or Collections in
                                        respect thereof;

                                    4.  The Seller shall not make any material
                                        change in the character of its business
                                        or the credit and collection policy;

                                    5.  Except as otherwise permitted, the
                                        Seller shall not extend or modify the
                                        terms of any Receivable;

                                    6.  The Seller shall not enter into any
                                        agreement, merger arrangement, or
                                        instrument other than that permitted
                                        under the program documents;

                                    7.  The Seller shall not amend any of its
                                        corporate documents in any respect that
                                        would impair its ability to comply with
                                        the program documents; and

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                                    8.  The Seller shall not create, incur,
                                        guarantee, assume, or suffer to exist
                                        any indebtedness other than that allowed under the program documents.

                                    9.  OTHERS AS CUSTOMARY OR WHICH MAY BE
                                        REASONABLY REQUIRED

TERMINATION EVENTS:                 Including the following:

                                    1.  (i) Failure of the Seller, Collection
                                        Agent or any Originator (the "Seller
                                        Parties") to perform or observe any
                                        term, covenant or agreement under the TA or RPA or other program documents subject to a 10 business day grace period or (ii) failure to make any payment or deposit when due thereunder, subject to a 1 business day grace period for any payment or deposit which is not in respect of Capital;

                                    2.  Any representations or warranties made
                                        by any Seller Party shall prove to have
                                        been incorrect when made;

                                    3. Failure of the Seller, any Originator or any of their respective subsidiaries to pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of any creditors;

                                    4.  (i) The Seller or any Originator shall
                                        fail to observe or perform any covenant, condition, or provision of the Transfer Agreement and such failure shall continue beyond the applicable cure period, (ii) the "Termination Date" in the TA shall have occurred, or (iii) any Originator ceases to transfer or is incapable of transferring Receivables to the Seller or the Seller, for any reason, shall cease to buy Receivables under the TA;

                                    5.  Voluntary or involuntary bankruptcy or
                                        insolvency proceedings are commenced by
                                        or against any Originator or Seller;

                                    6.  Excess Spread shall be less than 2% on
                                        an annualized basis for three
                                        consecutive months;

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August 29, 2003

                                    7.  The Originator and its affiliates shall
                                        cease to own directly 100% of the shares of the outstanding capital stock of the Seller or a change of control shall occur with respect to any Originator;

                                    8. The aggregate Receivable Interests shall exceed 100% at any time and shall not have been cured within the Required Cure Period ;

                                    9.  3-month rolling average Delinquency
                                        Ratio exceeds [3.5]%;

                                    10. 3-month rolling average
                                        Loss-to-Liquidation Ratio exceeds
                                        [2.8]%;

                                    11. 3-month rolling average Principal
                                        Payment Ratio exceeds [14]%;

                                    12. FINANCIAL COVENANTS TO BE THE SAME AS
                                        INCLUDED IN THE BON-TON'S NEW
                                        ASSET-BASED CREDIT FACILITY;

                                    13. The failure of any material entity to
                                        make any payment when due (whether at
                                        scheduled maturity, by acceleration,
                                        when declared to be due and payable or
                                        otherwise) in respect of any
                                        indebtedness (other than any
                                        indebtedness with respect to which the
                                        payee is The Bon-Ton Stores, Inc. or any affiliates thereof) outstanding
                                        (individually or in the aggregate) in a
                                        principal amount of $[5,000,000] and
                                        such failure shall remain unremedied for 3 business days.

                                    14. OTHERS WHICH ARE CUSTOMARY OR WHICH MAY
                                        BE REASONABLY REQUIRED

EXPENSES:                           The Bon-Ton will reimburse the Agent, the
                                    Purchasers, Arranger or other appropriate parties for all out-of-pocket expenses, legal fees, due diligence, and audit fees, etc. incurred in the negotiation, arrangement, enforcement, and administration of this Facility, including those charged to it by Bank One and Banc One Capital Markets.
                                    Annual audits will be conducted at Seller's expense (not more than once per year unless a Termination Event occurs) provided that an additional audit of combined monthly reporting and consolidated receivables systems will be performed at Seller's expense upon the consolidation of the receivables systems of The Bon-Ton and The
                                    El-Bee Chargit Corp.

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INDEMNITIES:                        Indemnities by the Seller. Without limiting
                                    any other rights which the Agent or any
                                    Purchaser may have hereunder or under
                                    applicable law, the Seller hereby agrees to indemnify the Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys' fees (which attorneys may be employees of the Agent or such Purchaser) and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts') awarded against or incurred by any of them arising out of or as a result of this agreement or the acquisition, either directly or indirectly, by a Purchaser of an interest in the Receivables, excluding, however:

                                    1.  Indemnified Amounts to the extent final
                                        judgment of a court of competent
                                        jurisdiction holds such Indemnified
                                        Amounts resulted from gross negligence
                                        or willful misconduct on the part of the Indemnified Party seeking;

                                    2.  Recourse for Receivables that are
                                        uncollectible or uncollected (whether on account of the insolvency, bankruptcy or lack of creditworthiness of the related obligor or otherwise); provided that the foregoing shall not negate, impair otherwise modify any (or the effect of any) of the representations, warranties, covenants or other agreements of the Seller contained in this agreement; or

                                    3.  Taxes imposed by the jurisdiction in
                                        which such Indemnified Party's principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization of the acquisition by the Purchasers of Receivable Interests as a loan or loans by the Purchasers to the Seller secured by the Receivables, related security, and Collections;

                                    Provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Purchasers to the Seller or Collection Agent for amounts otherwise specifically provided to be paid by the Seller or the Collection Agent under the terms of this indemnification. The Seller shall indemnify the Agent and the Purchasers for

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August 29, 2003

                                    Indemnified Amounts (including, without
                                    limitation, losses in respect of
                                    uncollectible receivables regardless of
                                    whether reimbursement therefor would
                                    constitute recourse to the Seller or the Collection Agent) relating to or resulting from:

                                    1.  Any representation or warranty made by
                                        the Seller or the Collection Agent (or
                                        any officers of the Seller or the
                                        Collection Agent) under or in connection with this agreement, any Monthly Report or any other information or report delivered by the Seller or the Collection Agent pursuant hereto, which shall have been false or incorrect when made or deemed made;

                                    2.  The failure by the Seller or the
                                        Collection Agent to comply with any
                                        applicable law, rule or regulation with
                                        respect to any Receivable or contract
                                        related thereto, or the nonconformity of any Receivable or contract included therein with any such applicable law, rule or regulation;

                                    3.  Any failure of the Seller of the
                                        Collection Agent to perform its duties
                                        or obligations in accordance with the
                                        provisions of this agreement;

                                    4.  Any products liability or similar claim
                                        arising out of or in connection with
                                        merchandise, insurance or services which are the subject of any contract;

                                    5.  Any dispute, claim, offset or defense
                                        (other than discharge in bankruptcy of
                                        the Obligor) of the obligor to the
                                        payment of any Receivable (including,
                                        without limitation, a defense based on
                                        such Receivable or the related contract
                                        not being an legal, valid and binding
                                        obligation of such obligor enforceable
                                        against it in accordance with its
                                        terms), or any other claim resulting
                                        from the sale of the merchandise or
                                        service related to such Receivable or
                                        the furnishing or failure to furnish
                                        such merchandise or services;

                                    6.  Any Receivable which is treated as or
                                        represented by the Seller to be an
                                        Eligible Receivable (including, without
                                        limitation, for purposes of computing
                                        the Net Receivables Balance at any time) which is not at the date thereof an Eligible Receivable;

                                    7.  The commingling of Collections of
                                        Receivables at any time with other
                                        funds;

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                                    8.  Any investigation, litigation, or
                                        proceeding related to or arising from
                                        this agreement, the transactions
                                        contemplated hereby, the use of the
                                        proceeds of a purchase, the ownership of the Receivable Interests or any other investigation, litigation or proceeding relating to the Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby; excluding, however, any investigation, litigation or proceeding that related solely to the compliance or noncompliance by any Purchaser with any state or federal laws applicable to such Purchaser because of such Purchaser's regulatory status or any contractual restriction (other than the program documents) binding on such Purchaser;

                                    9.  Any inability to litigate any claim
                                        against any obligor in respect of any
                                        Receivable as a result of such obligor
                                        being immune from civil and commercial
                                        law and suit on the grounds of
                                        sovereignty or otherwise from any legal
                                        action, suit or proceeding; and

                                    10. Any Termination Event caused by (i)
                                        bankruptcy of the Seller or any
                                        Originator or (ii) failure of either the Seller or any Originator to pay its debts when due.

                                    The Seller shall be given notice of any
                                    claim for indemnified liabilities and, in the case of any litigation or proceeding brought by any person or entity that is not a party to this agreement which litigation or proceeding is reasonably likely to give rise to a claim hereunder for indemnification the Seller shall be afforded a reasonable opportunity to participate in the defense, compromise or settlement thereof.

CONFIDENTIALITY:                    The Seller, Collection Agent, each
                                    Originator, Purchasers, and Agent agree to each maintain the confidentiality of the TA, RPA and any other proprietary information with respect to this transaction, except that all parties may disclose the information to their respective regulators, accountants, lawyers, and as required by law or judicial order. The Agent and each Purchaser may disclose the information to the rating agencies, any commercial paper dealers, providers of credit enhancement or liquidity to the Conduit, and the Agent or the Purchasers may

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                                    disclose the information to prospective or
                                    actual assignees or participants.

                                    Notwithstanding the foregoing, each party hereto (and each employee, representative, or other agent of any of the foregoing) may disclose to any and all persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing has been so authorized since the commencement of discussions regarding the proposed transaction.

                                    Exhibit I

                              ELIGIBLE RECEIVABLES

"Eligible Receivables" means, at any time, a Receivable:

1. the obligor of which (a) is not an affiliate of any of the parties hereto; and (b) is not a government or a governmental subdivision or agency,

2. the obligor of which is not the obligor of any Defaulted Receivable or any Charged-off Receivable,

3. which is not a Defaulted Receivable (> 150 days past due) or a Charged-Off Receivable,

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4.  which is an account receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3 (c)
    (5) of the Investment Company Act of 1940, as amended,

5. which is an "account" or "general intangible" within the meaning of Section 9-106 of the UCC of all applicable jurisdictions,

6. which is denominated and payable only in United States dollars in the United States,

7. which, together with the related contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related obligor enforceable by the Seller against such obligor in accordance with its terms subject to no offset, counterclaim or other defense,

8. which arises under a contract which (A) does not require the obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the Seller or the Originator (or any other originator) under such contract and (B) does not contain a confidentiality provision that purports to restrict the ability of any Purchaser to exercise its rights under this agreement, including, without limitation, its right to review the contract,

9. which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violation of usury laws) of the obligor or any other adverse claim,

10. as to which the Originator of such Receivable has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it,

11. all right, title and interest to and in which has been validly transferred by the Originator to the Seller under and in accordance with the Transfer Agreement, and the Seller has good and marketable title thereto free and clear of any adverse claim.

12. which has been posted to the applicable Account of the Obligor thereon,

13. (A) which does not arise from an Account which has been classified by the Seller, the Originator of the Collection Agent as being cancelled, counterfeit or fraudulent, and (B) if the card issued in connection with the related Account has been lost or stolen, the Obligor thereon has not asserted the occurrence of any unauthorized charges thereon,

14. which was created in compliance, and continues to be in compliance, in each case, in all material respects with all laws (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) applicable to the Seller and to the Originator (and, if other than the Originator,

                                      A-24

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August 29, 2003

    the originator in respect of such Receivable) and pursuant to a contract which complies in all material respects with all such laws,

15. which satisfies all applicable requirements of the credit and collection policy,

16. which is not an Elder-Beerman Shoebilee receivable, a pharmacy receivable, or any non-private label credit card receivables,

17. which is not a receivable of a deferred account which has a deferred payment terms of greater than forty months,

18. when acquired hereunder does not cause the Outstanding Balance of Receivables arising under deferred accounts to exceed 10% of the Outstanding Balance of Receivables, and

19. which (A) arises in the ordinary course of business of the Originator from an authorized use of an Account with the Originator in connection with the purchase of goods or services of goods by the applicable obligor from the Originator, and (B) arises solely from the sale or the provision of goods or services to the related obligor by the Originator, and not by any other entity (in whole or in part); provided that a Receivable that meets the criteria set forth in this definition but for this clause (xvi) shall nonetheless constitute an "Eligible Receivable" if:

         (x) such Receivable arises from the purchase of goods or services from an entity that is either (A) a wholly-owned subsidiary of the Originator, (B) an entity that has been merged into the Originator or (C) an entity all or a substantial part of the assets in respect of which the applicable obligor is part of the associated "customer base" have been acquired by the Originator,

         (y) such Receivable arises from the purchase of goods or services with the use of (A) an Account or (B) a charge account all the rights and obligations of the issuer in connection with which Account have been assigned to and assumed by the Originator, and

         (z) the principal balance of such Receivable, together with the aggregate principal balance of all other Receivables that constitute Eligible Receivables by reason of this proviso does not exceed an amount equal to [10]% of the principal balance of all Eligible Receivables at such time or such other higher amount as agreed upon by each Purchaser;

                                      A-25

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20. OTHER ELIGIBILITY CRITERIA TO BE DETERMINED.

                                      A-26

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                                    Exhibit B

         Terms and Conditions for "AA" rated structure for existing $150,000,000 Bon-Ton Receivables Partnership, L.P. facility

1. The loss reserve will be dynamic based upon a to-be-determined, mutually agreed upon calculation, subject to a new floor of 15% (increased from 12% in the current Bon-Ton transaction).

2. The dilution reserve will be dynamic based on a to-be-determined mutually agreed-upon calculation, subject to a floor of 8%.

3. Hedge with A-1/P-1 counterparties required to equal to 100% of the notional amount of the aggregate borrowed amount under the facility. All fees and hedge payments to be included in finance charge waterfall and excess spread computations.

4.  New principal payment trigger (>14%)

5.  Reduce the Loss-to-Liquidation Ratio trigger level to 2.8% from 3.5%

6. Daily Reporting including borrowing base true-ups into cash collateral account.

7.  Aging based on MPI (Missing Payment Indicator)